Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 4, 2009		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2009 RESULTS;

UPDATES 2009 EARNINGS GUIDANCE

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $1.1 billion, or $2.35 per Common share

•	After-tax adjusted operating income of $733 million, or $1.59 per Common share

•	Significant items included in these results:

•

Pretax benefit of $211 million in Individual Annuities to release reserves for guaranteed minimum death and income benefits and to reduce amortization of deferred policy acquisition and other costs, including impact of annual review of actuarial assumptions

•	Pretax charge of $140 million in Individual Annuities for mark-to-market of hedging positions initiated in 2009 to mitigate exposure to declines in capital from adverse financial market conditions

•

Pretax benefits in Individual Life of $55 million from annual review of actuarial assumptions and $30 million from compensation received based on multi-year profitability of third party products we distribute

•

Net income reflects pretax realized investment losses from impairments and sales of credit-impaired fixed maturity investments of $292 million, and $68 million of impairments on equity securities and other investments

•	Operational highlights for the third quarter:

•	Individual Annuity gross sales reach record high $5.9 billion, up from $2.5 billion a year ago; net sales $4.4 billion, up from $481 million a year ago

•	Full Service Retirement gross deposits and sales of $4.8 billion and net additions of $1.5 billion, compared to gross deposits and sales of $3.3 billion and net additions of $393 million a year ago

•	Individual Life annualized new business premiums, $86 million, compared to $82 million a year ago

•	Group Insurance annualized new business premiums of $110 million, compared to $117 million a year ago

-more-

•	International Insurance constant dollar basis annualized new business premiums of $345 million, compared to $290 million a year ago

•	Assets under management, $641 billion at September 30, 2009, compared to $558 billion at December 31, 2008

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $4.8 billion at September 30, 2009, compared to $11.3 billion at December 31, 2008; net unrealized gains of $979 million at September 30, 2009 compared to net unrealized losses of $6.6 billion at December 31, 2008

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $1.090 billion ($2.35 per Common share) for the third quarter of 2009, compared to a net loss of $118 million (25 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $733 million ($1.59 per Common share) for the third quarter of 2009, compared to $430 million ($1.02 per Common share) for the third quarter of 2008. Adjusted operating income is a non-GAAP measure as discussed below.

For the first nine months of 2009, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.623 billion ($3.72 per Common share) compared to $516 million ($1.26 per Common share) for the first nine months of 2008. After-tax adjusted operating income for the first nine months of 2009 for the Financial Services Businesses amounted to $1.986 billion ($4.53 per Common share), compared to $1.966 billion ($4.55 per Common share) for the first nine months of 2008.

“Our current quarter results reflect underlying strength in our diversified portfolio of businesses, as well as continuing improvements in financial markets. We believe the current environment provides growth opportunities for the strongest companies. We are continuing to build our franchise as clients look to Prudential as a trusted partner offering innovative solutions for financial security. Sales and net flows were solid across our domestic businesses, with variable annuity sales achieving record levels for the second consecutive quarter. International insurance sales were strong as well, benefiting from expanded distribution of our life insurance protection

-more-

products. With uncertainties still facing the economy and markets, we’ve bolstered our financial strength and flexibility through long-term debt and equity issues of more than $4 billion this year, and feel that we are well positioned to pursue opportunities to grow our businesses,” said Chairman and Chief Executive Officer John Strangfeld.

“Considering our results for the first nine months of the year and current financial market conditions, including equity market levels, interest rates and credit spreads, we believe that Prudential Financial will achieve Common Stock earnings per share for 2009 in the range of $5.40 to $5.60 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable equity markets over the remainder of the year,” Strangfeld said. The 2009 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

-more-

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $314 million for the third quarter of 2009, compared to a loss of $182 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $166 million in the current quarter, compared to a loss of $307 million in the year-ago quarter. Current quarter results benefited $185 million from net reductions in reserves for guaranteed minimum death and income benefits and $26 million from a net reduction in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business including updates of actuarial assumptions based on an annual review. These benefits to results were largely driven by increases in customer account values during the current quarter. Results for the year-ago quarter included a net charge of $418 million from similar adjustment of these items to reflect an update of estimated profitability including changes in actuarial assumptions based on an annual review. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after amortization of deferred policy acquisition and other costs, resulted in a net charge of $9 million to current quarter adjusted operating income. In addition, current quarter results included a $140 million charge for mark-to-market of hedging positions initiated in 2009 to mitigate exposure to declines in capital from adverse financial market conditions. Results for the year-ago quarter included net charges of $37 million from mark-to-market of embedded derivatives and related hedge positions associated with living benefits. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment declined $44 million from the year-ago quarter, primarily reflecting higher costs associated with guaranteed benefits and greater current period expenses due to increased sales.

The Retirement segment reported adjusted operating income of $119 million for the current quarter, compared to $133 million in the year-ago quarter. Current quarter results include an $8 million charge from a net increase in amortization of deferred policy acquisition and other costs based on an annual review of actuarial assumptions, while results for the year-ago quarter benefited $12 million from net refinements reflecting a similar annual review. Excluding these items, adjusted operating income of the Retirement segment increased $6 million from the year-ago quarter, as a greater contribution from investment results was partially offset by less favorable case experience on traditional retirement business and lower fees associated with customer account values.

-more-

The Asset Management segment reported adjusted operating income of $29 million for the current quarter, compared to a loss of $8 million in the year-ago quarter. Losses from investment results associated with proprietary investing activities amounted to approximately $20 million in the current quarter compared to approximately $100 million in the year-ago quarter, with the latter driven largely by fixed income and equity fund investments that were subsequently redeemed. The reduction in losses from proprietary investing activities was partially offset by unfavorable current quarter results from commercial mortgage activities, and by lower performance-based fees primarily related to institutional real estate funds.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $307 million for the third quarter of 2009, compared to $339 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $243 million for the current quarter, compared to $238 million in the year-ago quarter. Current quarter results benefited from a $55 million net reduction in amortization of deferred policy acquisition and other costs reflecting updates of our actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $79 million. Current quarter adjusted operating income also included $30 million from compensation received based on multi-year profitability of third party products we distribute, while results for the year-ago quarter included a similar benefit amounting to $53 million. Excluding these items, adjusted operating income increased $52 million from a year ago, as results benefited from lower net amortization of deferred policy acquisition costs and other items driven by favorable current quarter separate account performance.

-more-

The Group Insurance segment reported adjusted operating income of $64 million in the current quarter, compared to $101 million in the year-ago quarter. Results for the year-ago quarter benefited $13 million from refinements of group disability reserves based on an annual review, while a similar current year review had no net impact on results. Excluding this item, adjusted operating income was $24 million below the level of the year-ago quarter, reflecting less favorable group life and disability claims experience.

The International Insurance and Investments division reported adjusted operating income of $513 million for the third quarter of 2009, compared to $497 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $500 million for the current quarter, an increase of $40 million from the year-ago quarter. Adjusted operating income of the segment’s Life Planner insurance operations increased $17 million, to $310 million for the current quarter from $293 million in the year-ago quarter, reflecting continued business growth. The segment’s Gibraltar Life operations reported adjusted operating income of $190 million for the current quarter, compared to $167 million in the year-ago quarter. Current quarter results for Gibraltar Life included $25 million from the former Yamato Life business acquired on May 1, 2009. This contribution included approximately $15 million largely related to initial surrenders of policies following the restructuring of the business, essentially consistent with our overall expectations. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

The International Investments segment reported adjusted operating income of $13 million for the current quarter, compared to $37 million in the year-ago quarter. The decrease resulted primarily from less favorable results from the segment’s global commodities operations, which benefited in the year-ago quarter from income of $14 million from market value changes in securities held relating to trading exchange memberships.

-more-

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $201 million in the third quarter of 2009, compared to a loss of $38 million in the year-ago quarter. The increased loss reflected increased interest expense, net of investment income, reflecting the negative spread associated with the investment of debt issuance proceeds in cash and short-term investments, as well as a greater level of capital debt. Higher expenses, including certain liabilities that are impacted by changes in equity and other markets, also contributed to the increased loss. The Company’s real estate and relocation business reported adjusted operating income of $6 million for the current quarter, compared to a loss of $4 million in the year-ago quarter.

Assets under management amounted to $641 billion at September 30, 2009, compared to $602 billion a year earlier and $558 billion at December 31, 2008.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.090 billion for the third quarter of 2009, compared to a net loss of $118 million in the year-ago quarter.

Current quarter net income includes $234 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter reflect $360 million of losses from impairments and sales of credit-impaired investments. The losses from impairments and sales of credit-impaired securities include $292 million on fixed maturity investments, including $149 million relating to asset-backed securities collateralized by sub-prime mortgages, $62 million of impairments on equity securities, and $6 million of impairments on other investments. The foregoing realized investment losses were partially offset by increases in market value of certain externally managed investments in the European market.

-more-

At September 30, 2009, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.756 billion, including $3.064 billion on investment-grade securities. Gross unrealized losses include $1.507 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2009 include $2.583 billion of declines in value of 20% or more of amortized cost, of which $2.469 billion represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $11.251 billion at year-end 2008. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $979 million at September 30, 2009, compared to net unrealized losses of $6.567 billion at December 31, 2008.

Net income for the current quarter also reflects pre-tax increases of $694 million in recorded asset values and $458 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $25 million of pre-tax income from divested businesses, primarily reflecting $22 million pre-tax income from the Company’s retail securities brokerage joint venture with Wachovia and related costs. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s estimated share of the results of the joint venture and transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. As previously announced, the Company exercised its right under the “lookback” option to put its joint venture interests to Wells Fargo, which acquired Wachovia on December 31, 2008. Under the terms of the joint venture agreements, closing of the put transaction would occur on or about January 1, 2010.

Net income of the Financial Services Businesses for the year-ago quarter included $547 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $534 million in recorded assets and $388 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and a loss of $219 million from divested businesses, in each case before income taxes.

-more-

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a loss from continuing operations before income taxes of $16 million for the third quarter of 2009, compared to a loss from continuing operations before income taxes of $113 million for the year-ago quarter. The reduced loss reflects a decrease in dividends paid and accrued to policyholders, including the impact of a reduction in the 2009 dividend scale.

The Closed Block Business reported net losses attributable to Prudential Financial, Inc. of $8 million for the third quarter of 2009 and $58 million for the year-ago quarter.

For the first nine months of 2009, the Closed Block Business reported a loss from continuing operations before income taxes of $572 million, compared to a loss from continuing operations before income taxes of $101 million for the first nine months of 2008. The Closed Block Business reported net losses attributable to Prudential Financial, Inc. of $364 million for the first nine months of 2009 and $51 million for the first nine months of 2008.

-more-

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.082 billion for the third quarter of 2009 compared to a net loss of $176 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $1.259 billion for the first nine months of 2009 and $465 million for the first nine months of 2008.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed

-more-

income, equity, real estate and other financial markets, particularly in light of severe economic conditions and the severe stress experienced by the global financial markets since the second half of 2007; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses, defaults and counterparty non-performance; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes, including government actions in response to the stress experienced by the global financial markets; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our

-more-

Closed Block Business. As noted above, the period since the second half of 2007 has been characterized by extreme adverse market and economic conditions. The foregoing risks are even more pronounced in these unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

-more-

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that are expected to ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

-more-

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 5, 2009 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:30 p.m. on November 5, through November 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 986906.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $641 billion of assets under management as of September 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The Company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,361	$2,798	$9,942	$8,861
Policy charges and fee income	693	709	2,193	2,342
Net investment income	2,055	2,076	6,172	6,331
Asset management fees, commissions and other income	487	770	2,631	2,591

Total revenues	6,596	6,353	20,938	20,125

Benefits and expenses:
Insurance and annuity benefits	3,115	3,040	9,507	9,066
Interest credited to policyholders’ account balances	831	853	2,642	2,462
Interest expense	228	287	714	833
Other expenses	1,489	1,557	5,439	5,090

Total benefits and expenses	5,663	5,737	18,302	17,451

Adjusted operating income before income taxes	933	616	2,636	2,674
Income taxes, applicable to adjusted operating income	200	186	650	708

Financial Services Businesses after-tax adjusted operating income (1)	733	430	1,986	1,966

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(234)	(547)	(1,777)	(1,711)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	694	(534)	1,525	(919)
Change in experience-rated contractholder liabilities due to asset value changes	(458)	388	(850)	682
Divested businesses	25	(219)	(31)	(276)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(92)	213	(75)	145

Total reconciling items, before income taxes	(65)	(699)	(1,208)	(2,079)
Income taxes, not applicable to adjusted operating income	(345)	(280)	(753)	(724)

Total reconciling items, after income taxes	280	(419)	(455)	(1,355)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1,013	11	1,531	611
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	81	(134)	74	(99)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	1,094	(123)	1,605	512
Earnings attributable to noncontrolling interests	(50)	5	(44)	37

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	1,044	(118)	1,561	549
Income (loss) from discontinued operations, net of taxes	(4)	5	18	4

Net income (loss) of Financial Services Businesses	1,040	(113)	1,579	553
Less: Income (loss) attributable to noncontrolling interests	(50)	5	(44)	37

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$1,090	$(118)	$1,623	$516

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$1.59	$1.02	$4.53	$4.55
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(0.50)	(1.28)	(4.03)	(3.91)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	1.49	(1.25)	3.46	(2.10)
Change in experience-rated contractholder liabilities due to asset value changes	(0.99)	0.91	(1.93)	1.56
Divested businesses	0.05	(0.51)	(0.07)	(0.63)
Difference in earnings allocated to participating unvested share-based payment awards	—	—	—	0.02

Total reconciling items, before income taxes	0.05	(2.13)	(2.57)	(5.06)
Income taxes, not applicable to adjusted operating income	(0.72)	(0.84)	(1.72)	(1.76)

Total reconciling items, after income taxes	0.77	(1.29)	(0.85)	(3.30)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	2.36	(0.27)	3.68	1.25
Income (loss) from discontinued operations, net of taxes	(0.01)	0.02	0.04	0.01

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$2.35	$(0.25)	$3.72	$1.26

Weighted average number of outstanding Common shares (basic)	461.2	423.8	438.8	432.6

Weighted average number of outstanding Common shares (diluted)	464.6	428.0	440.6	437.1

Direct equity adjustment for earnings per share calculation (2)	$12	$10	$34	$36
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (3)
Financial Services Businesses after-tax adjusted operating income	$7	$3	$22	$12
Income from continuing operations (after-tax) of Financial Services Businesses	$11	$—	$18	$3
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$23,239	$18,780
Per share of Common Stock - diluted	49.71	43.92
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$23,919	$21,553
Per share of Common Stock - diluted	51.16	50.40
Number of diluted shares at end of period	467.5	427.6

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$166	$(307)	$615	$(38)
Retirement	119	133	377	398
Asset Management	29	(8)	61	301

Total U.S. Retirement Solutions and Investment Management Division	314	(182)	1,053	661

Individual Life	243	238	421	437
Group Insurance	64	101	262	271

Total U.S. Individual Life and Group Insurance Division	307	339	683	708

International Insurance	500	460	1,390	1,326
International Investments	13	37	39	88

Total International Insurance and Investments Division	513	497	1,429	1,414

Corporate and Other operations	(201)	(38)	(529)	(109)

Financial Services Businesses adjusted operating income before income taxes	933	616	2,636	2,674

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(234)	(547)	(1,777)	(1,711)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	694	(534)	1,525	(919)
Change in experience-rated contractholder liabilities due to asset value changes	(458)	388	(850)	682
Divested businesses	25	(219)	(31)	(276)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(92)	213	(75)	145

Total reconciling items, before income taxes	(65)	(699)	(1,208)	(2,079)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$868	$(83)	$1,428	$595

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$5,875	$2,540	$11,457	$8,150

Net sales	$4,382	$481	$7,054	$1,619

Total account value at end of period	$78,824	$71,317

Retirement Segment:
Full Service:
Deposits and sales	$4,789	$3,276	$19,168	$12,392

Net additions	$1,502	$393	$7,847	$1,210

Total account value at end of period	$121,756	$100,463

Institutional Investment Products:
Gross additions	$1,329	$1,052	$4,299	$4,468

Net withdrawals	$(1,194)	$(1,062)	$(1,533)	$(1,292)

Total account value at end of period	$50,137	$50,041

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$179.9	$170.9
Retail customers	79.1	75.4
General account	184.9	175.2

Total Investment Management and Advisory Services	$443.9	$421.5

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.4	$6.3	$23.0	$23.5

Net additions, other than money market	$4.8	$1.5	$6.3	$9.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.1	$4.4	$14.2	$11.7

Net additions, other than money market	$2.8	$0.1	$4.9	$2.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Excluding corporate-owned life insurance
Variable life	$3	$8	$12	$29
Universal life	26	21	86	60
Term life	57	53	170	156

Total excluding corporate-owned life insurance	86	82	268	245
Corporate-owned life insurance	—	—	—	—

Total	$86	$82	$268	$245

Group Insurance Annualized New Business Premiums (4):
Group life	$53	$70	$298	$212
Group disability	57	47	217	178

Total	$110	$117	$515	$390

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$361	$286	$1,022	$951

Constant exchange rate basis:	$345	$290	$997	$954

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Closed Block Business Data:
Income Statement Data:
Revenues	$1,548	$1,778	$3,513	$4,945
Benefits and expenses	1,564	1,891	4,085	5,046

Loss from continuing operations before income taxes	(16)	(113)	(572)	(101)
Income taxes	(8)	(55)	(208)	(50)

Closed Block Business net loss	(8)	(58)	(364)	(51)
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net loss	(8)	(58)	(364)	(51)
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net loss attributable to Prudential Financial, Inc.	$(8)	$(58)	$(364)	$(51)

Direct equity adjustment for earnings per share calculation (2)	(12)	(10)	(34)	(36)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net loss	$(20)	$(68)	$(398)	$(87)

Loss from continuing operations per share of Class B Stock	$(10.00)	$(34.00)	$(199.00)	$(43.50)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net loss per share of Class B Stock	$(10.00)	$(34.00)	$(199.00)	$(43.50)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,058	$(52)
Per Share of Class B Stock	529.00	(26.00)
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$865	$1,222
Per Share of Class B Stock	432.50	611.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,564	$7,030	$24,029	$22,291
Benefits and expenses	7,712	7,226	23,173	21,797

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	852	(196)	856	494
Income tax benefit	(153)	(149)	(311)	(66)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	1,005	(47)	1,167	560
Equity in earnings of operating joint ventures, net of taxes	31	(129)	30	(62)

Income (loss) from continuing operations	1,036	(176)	1,197	498
Income (loss) from discontinued operations, net of taxes	(4)	5	18	4

Consolidated net income (loss)	1,032	(171)	1,215	502
Less: Income (loss) attributable to noncontrolling interests	(50)	5	(44)	37

Net income (loss) attributable to Prudential Financial, Inc.	$1,082	$(176)	$1,259	$465

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$1,090	$(118)	$1,623	$516
Closed Block Business	(8)	(58)	(364)	(51)

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$1,082	$(176)	$1,259	$465

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$475.5	$460.4
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$443.9	$421.5
Non-proprietary assets under management	109.4	97.6

Total managed by U.S. Retirement Solutions and Investment Management Division	553.3	519.1
Managed by U.S. Individual Life and Group Insurance Division	12.1	13.3
Managed by International Insurance and Investments Division	75.5	69.9

Total assets under management	640.9	602.3
Client assets under administration	116.3	112.1

Total assets under management and administration	$757.2	$714.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Under new guidance effective January 1, 2009, U.S. GAAP requires unvested share-based payment awards that contain nonforfeitable rights to dividends to be included as participating securities in the computation of earnings per share pursuant to the two-class method. Under this method, earnings of the Financial Services Businesses are allocated between Common Stock and the participating awards, as if the awards were a second class of stock. For the three months ended September 30, 2009, includes earnings related to interest, net of tax, on exchangeable surplus notes associated with the computation of diluted earnings per share.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar; Korean won 950 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.